      EXHIBIT 10.1

PURSUANT TO RULE 601(B)(10)(IV) OF REGULATION S-K, CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED BECAUSE IT IS BOTH NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED.

SEPARATION AGREEMENT

WHEREAS, James Barry (hereinafter referred to as “Employee”) and PASSUR Aerospace, Inc. (hereinafter referred to as “PASSUR”) (each individually a “Party”, and together the “Parties”) wish to end the employment, officer and director relationships between them and wish to resolve any and all claims, disputes or causes of action that do or may exist between them;

NOW THEREFORE, in consideration of the mutual covenants and other valuable considerations contained herein, PASSUR and Employee agree as follows:

1.Employee’s employment with PASSUR ends effective at the close of business on June 30, 2020, at which time, Employee will also make effective his resignations as a director and officer of PASSUR pursuant to letters of resignation in the form attached hereto as Exhibits 1 and 2.

2.PASSUR will pay for continuation medical coverage for Employee and his participating spouse and dependents for ten (10) months or until Employee earlier secures replacement employment, provided Employee and his covered spouse and dependents are eligible for and elect such continuation coverage.

3.PASSUR and Employee will enter into the Independent Contractor Agreement attached hereto as Exhibit 3, providing Employee with payment of Two Thousand Five Hundred Dollars ($2,500) per month for the period beginning July 1, 2020 and ending on the earlier of April 30, 2021 or the date Employee secures replacement employment.

4.Employee acknowledges that absent his execution of this Agreement, Employee is not entitled to receive PASSUR’s continuation medical coverage premium payments recited in Paragraph 2 of this Agreement under any policy, plan or practice of PASSUR or to enter into the Independent Contractor Agreement recited in Paragraph 3 and appended as Exhibit 3 of this Agreement.

5.Employee, on behalf of himself, his executors, administrators and assigns, hereby releases PASSUR, its affiliates and their respective directors, officers, agents, employees, benefit plans, fiduciaries and administrators of such benefit plans and their successors and assigns (hereinafter “Released Parties”) from any and all claims or causes of action of any kind arising on or before the date Employee signs this Agreement, (other than claims for vested rights under benefits plans, including Stock Option or Stock Incentive plans), which Employee has, had or may have against any Released Party, whether or not now known, arising from Employee’s recruitment for his employment with PASSUR, his employment with PASSUR, the termination of his employment with PASSUR, or Employee’s election or appointment as, service as and termination of his officer and director positions in PASSUR, including without limitation any claims for violation of

•the Age Discrimination in Employment Act (as amended);

•Title VII of the Civil Rights Act of 1964 (as amended);

•the Americans With Disabilities Act;

•the federal and Connecticut Family and Medical Leave Acts;

•the Employee Retirement Income Security Act;

•the Fair Labor Standards Act;

•the Worker Adjustment and Retraining Notification Act;

•the Connecticut Fair Employment Practices Act;

•the Connecticut Act Protecting the First Amendment Rights of Employees, C.G.S. §31-51q;

•the Connecticut Workers Compensation statutes, C.G.S. §31-275 et seq.;

•all Connecticut statutes relating to wages, hours, and/or working conditions;

•the Sarbanes-Oxley Act of 2002;

•the Securities Acts of 1933 and 1934;

•all other federal and/or state statutes, regulations, and/or constitutional provisions relating to employment and/or barring discrimination in employment on any basis;

•any statute, state or federal, that provides for the payment of attorney fees to the prevailing party on any claim or cause of action; and

•all other legal and equitable doctrines relating to employment or the termination thereof, whether in contract, express or implied, oral or written, or in tort; including but not limited to breach of a covenant of good faith and fair dealing, breach of a contract of permanent employment, the tortious or negligent violation or breach of contractual duties, the tortious or wrongful discharge from employment, the tortious interference with a contractual or business relationship or expectancy, promissory estoppel, negligent or intentional misrepresentation, defamation, libel, slander, the intentional or negligent infliction of emotional or mental distress, and invasion of privacy;

•all other federal and/or state statutes, regulations, and/or constitutional provisions relating to status as a corporate officer or director;

•all other legal and equitable doctrines relating to status as a corporate officer or director;

•all claims potentially arising from provisions of PASSUR’s corporate bylaws, certificate of incorporation, or other corporate documents pertaining to Employee’s status as an employee, officer or director.

6.Notwithstanding the foregoing, Employee is not giving up any rights to pursue or receive benefits vested under any PASSUR retirement benefit plan or which have, or might be, awarded on any pending Workers’ Compensation claim.  Employee also remains free to file a complaint or charge of employment discrimination against any Released Party with the Connecticut Commission on Human Rights (“CCHRO”) and/or the Equal Employment Opportunity Commission (“EEOC”), or a complaint, charge, or claim of other wrongdoing with any other governmental entity with authority to receive employee complaints, charges, or claims; to cooperate with the CCHRO and/or the EEOC or other governmental entity in connection with such a complaint, charge, or claim filed by someone else; to file suit to enforce this Agreement, and/or to file suit to challenge the validity of this Agreement.  However, this Agreement will prohibit Employee from receiving any money award in connection with any CCHRO or EEOC or other governmental entity complaint, charge, or claim.

7.By signing this Agreement, Employee acknowledges and confirms:  (a) that he has received all compensation, including without limitation wages, bonuses, commissions and benefits, due him for all services he provided to PASSUR; (b) that throughout his employment with PASSUR he has received without interference or retaliation all leave and reinstatement to which he was entitled under any federal or state Family and Medical Leave Act, the Uniformed Services Employment and Reemployment Rights Act (“USERRA”), and/or any other federal or state law protecting disability, family or military absences from work; (c) that he is aware of no unreported workplace injury or occupational disease suffered by him; (d) that he is aware of no wrongdoing by PASSUR, its officers, directors, employees, or contractors that he has not reported to PASSUR’s Board or Chief Executive Officer; and (e) that he has not been retaliated against by PASSUR for reporting any wrongdoing either to any supervisor, manager, executive, officer or director of PASSUR or to any governmental authority.

8.Employee shall throughout and after the duration of the Independent Contractor Agreement attached hereto as Exhibit 3, without further compensation, cooperate with PASSUR in the transition of his duties and any potential or actual legal claims or litigation by or against PASSUR, concerning matters about which he has knowledge.

9.Employee agrees to refrain from taking any action or making any statements, written or oral, which would disparage or defame the goodwill, name, or reputation of any Released Party.

10.Employee agrees to return all physical PASSUR property, including hardcopy documents in Employee’s possession as directed to do so by the Chief Executive Officer during Employee’s service under the Independent Contractor Agreement attached to this Agreement as Exhibit 3, and in any event at the termination of said Independent Contractor Agreement.  Employee agrees to delete permanently from any device not being returned to PASSUR all PASSUR electronic files, including all data, spreadsheets, presentations, work product, and supplier communications and documents.  Employee acknowledges that his compliance with this Paragraph 10 is a condition of his receipt of PASSUR’s contributions to his continuation medical coverage recited in Paragraph 2 of this Agreement and PASSUR’s entry into the Independent Contractor Agreement attached as Exhibit 3 of this Agreement.

11. The Parties recognize and agree that this Agreement does not and shall not constitute an admission of liability or wrongdoing by any Released Party.

12.Employee represents that he has carefully read and completely understands this Agreement and that he has entered into this Agreement voluntarily after having had up to 21 days if he so chose to consider it and to consult with his legal advisors as he was advised in writing by PASSUR to do.

13.Employee shall have seven (7) days after signing this Agreement to revoke it by delivering a written revocation to PASSUR’s Chief Executive Officer.  This Agreement shall have no effect unless and until that seven-day period expires without Employee having so revoked.

14.Employee acknowledges that the commitments, waivers and releases he gives in this Agreement are in exchange for valuable consideration to which he is not otherwise entitled, and which constitutes a full accord and satisfaction of any claims he may have against any Released Party.

15.This Agreement constitutes the entire agreement of the Parties on the subject matter hereof and supersedes any and all prior agreements, understandings or commitments, oral or written, with the exception of the Restrictive Covenant Agreement he signed March 8, 2004, a copy attached hereto as Exhibit 4, which Employee reaffirms and acknowledges by signing this Agreement .  This Agreement can be modified only in a writing referencing this Agreement signed by both Parties.

16.This Agreement shall be governed by applicable federal law and the laws of the State of Connecticut.

/s/ James Barry06/30/2020

James BarryDate

/s/ Brian Cook06/30/2020

Brian CookDate

Chief Executive Officer

PASSUR Aerospace, Inc.

EXHIBIT 1

I, James Barry, hereby resign my position as a director of PASSUR Aerospace, Inc. effective

June 30, 2020.

/s/ James BarryDate: 06/30/2020

James Barry

EXHIBIT 2

I, James Barry, hereby resign my position as a President of PASSUR Aerospace, Inc. effective

June 30, 2020.

/s/ James BarryDate: 06/30/2020

James Barry

EXHIBIT 3

[OMITTED]

EXHIBIT 4

RESTRICTIVE COVENANT AGREEMENT

6.Parties.  This Agreement is between MEGADATA CORPORATION (the “Corporation”) and JAMES T. BARRY (“Employee”), who are the “Parties” to this Agreement.

7.Justification.  Through employment with the Corporation, Employee has or may or will be given access to trade secrets and other nonpublic information, including but not limited to data concerning actual and proposed products and services, business plans, marketing strategies, pricing, actual and prospective clients or customers, and the like, of the Corporation and its clients, customers, vendors, joint venturers and other business associates.  Employment with the Corporation also entails Employee’s development, utilization and maintenance of business and professional relationships with coworkers, clients, customers, vendors, joint venturers and other business associates and referral sources of the Corporation.  The Corporation’s business success depends vitally on the protection of these resources and relationships.  The Corporation’s business is conducted throughout North America and Europe.

8.Consideration.  The Corporation grants Employee options to purchase 30,000 shares of stock in the Corporation pursuant to the Corporation’s 1999 Incentive Stock Plan in exchange, for Employee’s agreement to the provisions of this Restrictive Covenant Agreement.  Absent Employee’s entering into this Restrictive Covenant Agreement, the Corporation would not issue the options to Employee.  The issuance date of the options and the starting date of this Restrictive Covenant Agreement is March 8, 2004.

9.Confidential Information.  Employee acknowledges an existing and continuing obligation to maintain the confidentiality of all nonpublic information concerning the Corporation, its activities, processes, costing, pricing, marketing, sales, research and development, practices, customers, employees, agents, etc., and to use such information only as necessary in the fulfillment of obligations to the Corporation or with the express, written authorization of the Corporation’s chief executive, unless and until such information becomes generally available other than through a breach by Employee of obligations acknowledged and undertaken in this Restrictive Covenant Agreement or a breach by another person of similar obligations.

10.Corporation Workers.  Employee agrees that during employment with the Corporation and for a period of one (1) year following the termination of said employment, Employee will not solicit for hire, hire or attempt to hire or assist any other person or organization to solicit for hire, hire or attempt to hire any other employee or independent contractor of the Corporation.

11.Customer and Business Associate Solicitation.  Employee agrees that during employment with the Corporation and for a period of one (1) year following the termination of said employment, Employee will not, in any manner, solicit or encourage, or assist any other person or organization to solicit or encourage any clients, customers, vendors, joint venturers or other business associates or referral sources of the Corporation to cease doing business with the Corporation.

12.Non-Competition.  Employee agrees that during employment with the Corporation and for a period of one (1) year following the termination of said employment, Employee shall not engage in competition with the Corporation anywhere in North America or Europe by personal activity or through an affiliation of any kind, including, as an independent contractor, partner or joint venturer, or as an officer, director, stockholder, agent, employee, consultant or salesman for any person, firm, partnership, corporation or other entity, or otherwise by offering, arranging or providing services or products in competition with those offered, arranged or provided by the Corporation, with which Employee’s work for the Corporation was directly or indirectly involved.  Without otherwise limiting the foregoing, the parties acknowledge that Employee will not violate this paragraph by ownership of less than 5% of the outstanding shares of a publicly traded corporation.

13.Inventions and Developments.  Employee agrees that any product or service Employee invents or develops alone or with others during employment by the Corporation using the time, facilities, equipment or information of the Corporation, or at any time while using confidential information of the Corporation, is the property of the Corporation and Employee shall disclose such invention or development promptly to the Corporation’s chief executive and shall take all steps necessary to safeguarding the invention or development for exclusive use or control by the Corporation.

14.Injunctive and Equitable Relief.  Employee and the Corporation recognize and expressly agree that the extent of damages to Corporation in the event of a breach by Employee of this Restrictive Covenant Agreement would be difficult to ascertain and not comprehensive of the harm to the Corporation; that the irreparable harm arising out of any such breach shall be irrebuttably presumed; and that the remedy at law for any breach will be inadequate to compensate the Corporation.  Consequently, Employee agrees that in the event of Employee’s actual or threatened breach of any aspect of this Restrictive Covenant Agreement, in addition to any other relief to which the Corporation may be entitled, the Corporation shall be entitled to enforce the Restrictive Covenant Agreement by injunctive or other equitable relief ordered by a court of competent jurisdiction.

15.Venue; Court Proceedings.  Employee and the Corporation hereby agree that the venue of any action, proceeding, counterclaim, cross claim, or other litigation relating to, involving, or resulting from the enforcement of this Restrictive Covenant Agreement shall be in Suffolk County, State of New York.  Further, in any action or proceeding by the Corporation to obtain a temporary restraining order and/or preliminary injunction, Employee hereby waives any and all rights Employee may have against the Corporation for any injuries or damages, including consequential damages, sustained by Employee and arising directly or indirectly from the issuance of the temporary restraining order and/or preliminary injunction.

16.Indemnification.  Employee hereby agrees to indemnify and hold the Corporation and its officers, directors, shareholders and employees harmless from and against any loss, claim, damage or expense, and/or all costs of prosecution or defense of their rights hereunder, whether in judicial proceedings, including appellate proceedings, or whether out of court, including without limiting the generality of the foregoing, attorneys’ fees, and all costs and expenses of litigation, arising from or growing out of Employee’s breach or threatened breach of this Restrictive Covenant Agreement.

17.Acknowledgment.  Employee acknowledges that the terms of this Restrictive Covenant Agreement, are necessary to protect the Corporation’s legitimate business interests and sufficiently narrow so that Employee will be able to earn a living without violating the Restrictive Covenant Agreement.

18.Severability.  Should any term of this Restrictive Covenant Agreement be held unenforceable by a competent court, the parties authorize and agree that the term should be enforced and the intent of the Restrictive Covenant Agreement should be fulfilled to the greatest extent possible through judicial modification and the unaffected terms will remain in effect.

19.Completeness of Agreement and Modification.  This Restrictive Covenant Agreement contains the entire agreement of the parties on the subject matter of this Restrictive Covenant Agreement and supersedes all prior agreements or representations, written, oral or implied on this subject matter.  This Restrictive Covenant Agreement may be amended or modified only in a writing signed by the party against whom the modification is sought to be enforced.

Employee:   /s/ James T. Barry Date:   March 8, 2004

Option Grant Shares: 30,000

For Megadata Corporation: /s/ Louis J. Petrucelly

       Louis J. Petrucelly, CFO

Date:  March 8, 2004